Exhibit 99.1

JPMorgan Chase & Co. 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com

News release: IMMEDIATE RELEASE

JPMORGAN CHASE TO AMEND INTERIM FINANCIAL STATEMENTS

FOR 2012 FIRST QUARTER

NO EFFECT ON NET INCOME FOR THE SIX-MONTH PERIOD

ENDED JUNE 30, 2012

New York, July 13, 2012 – JPMorgan Chase & Co. (NYSE: JPM) today reported that it will restate its previously-filed interim financial statements for the first quarter of 2012. The restatement will have no effect on total earnings or revenues for the company year-to-date.

The restatement announced today will reduce the firm’s previously-reported net income for the 2012 first quarter by $459 million. The restatement relates to valuations of certain positions in the synthetic credit portfolio in the firm’s Chief Investment Office (CIO).

More specifically, traders in CIO were expected to mark their positions where they would expect to be able to execute in the market. In this instance, while the positions were within thresholds established by an independent valuation control group within CIO, the firm has recently discovered information that raises questions about the integrity of the trader marks and suggests that certain individuals may have been seeking to avoid showing the full amount of the losses in the portfolio during the first quarter. As a result, we are no longer confident that the trader marks reflected good faith estimates of fair value at quarter end and we decided to remark the positions utilizing external “mid-market” benchmarks, adjusted for liquidity considerations. While there are a range of acceptable values for such positions, we believe our approach represents an objective valuation and is a reasonable approach under the circumstances.

Management reached the determination to restate on July 12, 2012, and reviewed the matter with the Audit Committee of the Firm’s Board of Directors on the same day.

Our previously filed financial statements for the 2012 first quarter should no longer be relied upon. We expect to file restated financial statements for the first quarter as soon as practical but no later than when we file our financial statements for the second quarter.

In addition, we have determined that there was a material weakness in our internal control over financial reporting at March 31, 2012 related to CIO’s internal controls over valuation of the synthetic credit portfolio. The control deficiencies were substantially remediated by June 30, 2012.

Our internal review of these matters is ongoing. If we obtain additional information material to our periodic financial reports, we will make appropriate disclosure.

More detail related to the restatement is available in a Form 8-K that the firm is filing this morning with the U.S. Securities and Exchange Commission.

Investor Contact: Sarah Youngwood (212) 270-7325	Media Contact: Joe Evangelisti (212) 270-7438

JPMorgan Chase & Co.

News Release

About J.P. Morgan Chase

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.3 trillion and operations worldwide. The firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing, asset management and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

#        #        #

2